Exhibit 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

February 17, 2012

Galena Biopharma, Inc.

310 North State Street, Suite 208

Lake Oswego, Oregon 97034

Re:	Registration Statement on Form S-3 (Registration No. 333-167025)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 28, 2010 (the “Base Prospectus”) and the prospectus supplement dated February 17, 2012 (the “Prospectus Supplement” and, jointly with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Galena Biopharma, Inc. (the “Company”) of up to $10,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares are covered by the Registration Statement. We understand that the Shares are to be offered by the Company and sold by Cantor Fitzgerald Co. (“Cantor”), as described in the Registration Statement and the Prospectus Supplement, pursuant to a Sales Agreement, dated as of February 17, 2012, between the Company and Cantor filed with the Securities and Exchange Commission as Exhibit 10.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1 (the “Sales Agreement”).

We have acted as counsel for the Company in connection with the offer and sale of the Shares. For purposes of this opinion letter, we have examined and relied upon the Registration Statement, the Prospectus, the Sales Agreement and such other documents, records, certificates and other instruments as we have deemed necessary or appropriate.

The opinion expressed below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when sold and paid for as described in the Prospectus and the Sales Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Galena Biopharma, Inc.

February 17, 2012

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement remains effective.

Very truly yours,

/S/ TROYGOULD PC

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